UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2024

Tevogen Bio Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41002	98-1597194
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Independence Boulevard, Suite #410
Warren, New Jersey	07059
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 838-6436

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	TVGN	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Common Stock for $11.50 per share	TVGNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 10, 2024, Tevogen Bio Holdings Inc. (the “Company”) entered into a binding term sheet (the “Term Sheet”) setting forth the Company’s principal understanding and agreement with The Patel Family, LLP (the “Lender”) with respect to (i) an unsecured line of credit facility (the “Facility”) pursuant to which the Lender will agree to lend the Company up to $36.0 million (the “Maximum Loan Amount”) and (ii) a contingent option for the Lender to purchase at least $14.0 million of the Company’s common stock in a future private placement (the “PIPE”). The Company agreed with the Lender to execute a definitive agreement with respect to the transactions (the “Transaction Agreement”) by no later than June 14, 2024.

Under the Facility, the Company will be permitted to borrow up to $1.0 million per calendar month in a single draw, with the first such draw eligible to be made in the calendar month that the Company enters into the Transaction Agreement. The Company will be permitted to make borrowing requests under the Facility until the earlier of the 35th calendar month after the Company enters into the Transaction Agreement and such time as the Company has received the proceeds from the PIPE and no amounts remain available and undrawn under the Facility. Each draw under the Facility will accrue interest at a fixed rate of the lower of (i) daily SOFR plus 2.00% per annum, measured on the date the draw is deposited into the Company’s bank account (the “Deposit Date”), and (ii) 7.00%, accruing quarterly beginning on the Deposit Date and payable quarterly beginning on the three-month anniversary of the Deposit Date. Interest will be payable in shares of the Company’s common stock priced at $1.50 per share, and each draw will mature 48 months after the Deposit Date. Prepayment will be permitted without penalty. The Company may repay or prepay any amount of outstanding principal balance under the Facility at the Company’s election in cash or in shares of common stock priced at the greater of $1.50 per share and the closing price of the common stock on the day immediately preceding such payment, provided that the Company may not make any such repayment or prepayment in common stock in the absence of an effective resale registration statement with respect to such shares. The Company will be permitted to terminate its ability to make draws under the Facility at its discretion upon written notice to the Lender.

In addition to the Facility, the Transaction Agreement will provide the Lender with an option to purchase in a private placement $14.0 million of shares of the Company’s common stock plus an additional amount of common stock of up to the total then-remaining available and undrawn portion of the Maximum Loan Amount (which amount would thereafter no longer be available under the Facility). The PIPE will be priced at a 30% discount to the 10-day trailing volume weighted average price of the common stock on the date such price first reaches at least $10.00 per share (the “Threshold Price Date”) and will be exercisable by the Lender by written notice within three trading days of the Threshold Price Date.

The Term Sheet provides that the Company will issue to the Lender 1,000,000 shares of the Company’s common stock as a commitment fee within two days after entering into the Transaction Agreement, subject to forfeiture in the event the Lender fails to make a deposit under the Facility when due or to pay the purchase price for the PIPE within 30 days of the Threshold Price Date in the event all other closing conditions are met.

The Transaction Agreement will provide that the Company may not issue common stock to the Lender pursuant to the Transaction Agreement to the extent such issuance would result in the Lender or any of its affiliates beneficially owning more than 9.99% of the common stock (the “Beneficial Ownership Limitation”), except with the Lender or such affiliate’s prior written consent, provided that the Company may issue pre-funded warrants in lieu of common stock to the extent the Beneficial Ownership Limitation would otherwise be exceeded by the issuance of common stock. The Transaction Agreement will also provide that, without stockholder consent, the cumulative number of shares issued to the Lender will not exceed 19.99% of the number of shares of common stock outstanding on the date of the Transaction Agreement.

The Patel Family, LLP is an existing stockholder and an affiliate of Manmohan Patel, a beneficial owner of at least 5% of the Company’s common stock.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tevogen Bio Holdings Inc.

Date: May 16, 2024	By:	/s/ Ryan Saadi
	Name:	Ryan Saadi
	Title:	Chief Executive Officer

3